EXHIBIT 16.1


U.S. Securities and Exchange Commission Washington, D.C. 20549

Gentlemen:


We have read Item 4 included in the Form 8-K/A dated February 3, 2004, of Oretech, Inc., to be filed with the United States Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/  ROTENBERG & CO., LLP


February 3, 2004